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                                                                    EXHIBIT 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of SatCon Technology Corporation on Form S-3 of our report dated May 25, 2000 appearing in the Prospectus, which is part of this Registration Statement, on the financial statements of Beacon Power Corporation for the years ended December 31, 1998 and 1999 and the period from May 8, 1997 (date of inception) to December 31, 1997, and the period from May 8, 1997 (date of inception) to December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts
October 25, 2000